99.1 Press Release

MWW Automotive Reports Strong Increase in 3rd Quarter 2009 Revenues. Total sales for the 3rd quarter 2009 rose 61% to $1,011,525, up from the 2nd quarter in 2009. Operating Loss improves by more than 51%.

HOWELL, Mich., August 5, 2009 – MWW Automotive Group (OTC BB:MWWC.OB - News), a global automotive  firm providing design services and designing and manufacturing accessories for many of the world's leading automotive manufacturers, with facilities in the US and Germany, announced today the financial results for its 3rd Quarter 2009.

●	Net sales for the 3rd quarter rose 61% to $1,011,525, an increase of $385,147 over $626,378 in the second quarter of 2009.

●	The Company’s operating loss improved by 51%, as the net loss from operations for the 3rd quarter of 2009 dropped to $(434,373) from $(844,763) in the 2nd quarter of 2009.

James Marvin, CFO/COO of MWW Automotive Group, said, "We are very pleased to announce these results to our shareholders. Despite the unprecedented turmoil in the automotive markets and the impact on our own performance, MWW has made good progress toward our goal of expanding our position as a global company. We have added several new large customers and continued to expand our product line.”

Mr. Marvin explained, “The reduced volume of the current production runs of the large automotive manufacturers cannot be economically served by the large automated supplier facilities anymore. However, today’s smaller “Special Vehicle” production runs fall squarely within MWW’s competence and generate high margin business for us. This is especially applicable to our Class A painting facility Colortek, which is currently in pre-production and testing stages for a large number of new long-term mid-size projects, which have been awarded to us based on the industry’s change in production philosophy. On a month to month comparison from April 2009 to June 2009 our revenues have increased by 114%”

Rainer Poertner, responsible for global business development, stated, “The consensus of many industry analysts now points towards a bottom of the recession and anticipates slowly improving global market conditions. In addition, the indications of our own financial performance in the 3rd quarter of this year, combined with the forecasts by our large customers and the consequences of other business development measures we are taking, the Company is weathering this downturn, and we believe that we will be well positioned for continued strong growth. All our subsidiaries, in both the U.S. and Europe, are currently in negotiations with a number of large new customers for new programs for mid- and long-term execution, and new distribution channels have been established. With numerous new products already launched or in the pipeline, carrying the signature quality for which the MWW Group is recognized, and the additional measures we are taking to improve liquidity we are now optimistic about the coming year.

Mr. Poertner concluded, “The changing market conditions have generated excellent new opportunities for MWW, and all companies in the MWW Group currently have more requests for quotes (RFQs) and new projects in different stages of development than at any other time in our history. We are looking forward to aggressively taking advantage of these opportunities in the months and years to come. We will release shortly a more detailed outlook for the second half of 2009.”

About MWW Automotive Group

MWW Automotive Group (OTC BB:MWWC.OB - News) is a full-service global design, engineering and manufacturing firm providing customized accessories for leading international vehicle manufacturers. MWW's products customize cars, sport utility vehicles (SUVs) and light trucks to meet consumer demand for vehicles reflecting their individual lifestyles and personalized needs. Noted for its adherence to the highest quality, MWW and its global subsidiaries provide substantial added value to the sale of vehicles for leading international automobile manufacturers such as Toyota, BMW, Kia Motors, GM and Ford in the US and Europe.

Headquartered in Howell, Michigan and Munich, Germany, MWW delivers its products and services directly to select global automobile manufacturers' vehicle processing centers, distribution centers and/or assembly lines in the United States, Canada and Europe. The centers' technical teams install the MWW designed and manufactured products in a variety of vehicle types and deliver the accessorized automobiles into the dealer channels in their respective countries. The company's mission is to manifest its position as a truly global automotive company and to fully utilize its combined U.S. and European design and manufacturing resources to consistently provide the most innovative and leading edge automotive accessories for an increasingly demanding global market. The Company also provides proprietary design services directly to BMW from within the BMW design facility in Munich, Germany.

More information and a full presentation about MWW Automotive Group is available at www.mwwautomotive.com; please email any questions about the company to investorrelations@mwwautomotive.com or contact Consulting for Strategic Growth 1 at info@CFSG1.com.

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Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

Consulting For Strategic Growth1, Ltd. ("CFSG1") provides Marketing Worldwide Corporation with consulting, business advisory, investor relations, public relations and corporate development services. Independent of CFSG1's receipt of cash compensation from MWW, CFSG1 may choose to purchase the Company's common stock and thereafter liquidate those securities at any time it deems appropriate to do so.

Contact: COMPANY CONTACT: Rainer Poertner Business Development Tel: 1-517-540-0045, x43 Fax: 1-517-540-0923 Email Contact: rpoertner@mwwautomotive.com http://mwwautomotive.com	INVESTOR RELATIONS: Stanley Wunderlich CEO Consulting for Strategic Growth 1 Tel: 1-800-625-2236 Fax: 1-646-205-7771 Email Contact http://www.cfsg1.com